Exhibit 10.35

EVOFEM HOLDINGS, INC.

STOCKHOLDER AGREEMENT

THIS STOCKHOLDER AGREEMENT (the “Agreement”) is made and entered into as of November 25, 2015, by and among Evofem Holdings, Inc., a Delaware corporation (the “Company”) and the holders of the Company’s outstanding capital stock listed on Exhibit A hereto and such other persons who shall hereafter become parties to this Agreement pursuant to the terms of this Agreement, at which time Exhibit A shall be amended to include any such persons and such persons shall execute the Joinder Agreement set forth on Exhibit C (individually, a “Stockholder” and collectively, the “Stockholders”). This Agreement has been entered into with respect to the following facts:

RECITALS

WHEREAS, each Stockholder owns the number of shares of Stock indicated on Exhibit A, attached hereto;

WHEREAS, the Stockholders and the Company believe it is important to the success and stability of the Company that the Stockholders’ Stock be subject to certain rights and other limitations and rights set forth herein;

WHEREAS, the Stockholders and the Company are parties to the Series C Preferred Stock Purchase Agreement of even date herewith (the “Purchase Agreement”); and

WHEREAS, in order to induce the Company to enter into the Purchase Agreement and to induce the Stockholders to invest funds in the Company pursuant to the Purchase Agreement, the Stockholders and the Company hereby agree that this Agreement shall govern the rights of the Stockholders to receive certain information from the Company and to participate in future equity offerings by the Company, and shall govern certain other matters as set forth in this Agreement.

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1.    Definitions. For purposes of this Agreement, capitalized terms utilized herein and not otherwise defined herein shall, unless the context clearly indicates otherwise, have the definitions ascribed to such terms as follows:

1.1.    “Affiliate” shall mean any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified party. For purposes of the preceding sentence, the term “control” shall mean (a) the power, direct or indirect, to direct or cause the direction of the management and policies of a Person through voting securities, by contract or otherwise; or (b) the ownership, directly or indirectly, of at least fifty percent (50%) (or, if less, the maximum ownership interest permitted by law) of the voting securities or other ownership interest of a Person.

1.2.    “Applicable Laws” shall mean, with respect to any Person, all statutes, laws, rules, regulations, ordinances, judgments, decrees and injunctions affecting such Person, such Person’s assets or other securities of such Person, whether now or hereafter enacted and in force, including, without limitation, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

1.3.    “Change in Control” shall mean (a) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than fifty percent (50%) of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization; or (b) the sale, transfer or other disposition of all or substantially all of the Company’s assets. A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

1.4.    “Darden” shall mean Thomas F. Darden, II.

1.5.    “Founders” shall mean Pike and Darden.

1.6.    “Investor Group” shall mean, in relation to any corporate Stockholder, that Stockholder and its associated companies from time to time.

1.7.    “Invesco” shall mean Invesco Asset Management Limited, as agent for and on behalf of the Invesco Funds.

1.8.    “Invesco Funds” shall mean the Invesco Perpetual High Income Fund, a sub fund of the Invesco Perpetual UK Investment Series Investment Company with Variable Capital (ICVC) (Company No. IC000231), and the Invesco Perpetual Income Fund, a sub fund of the Invesco Perpetual UK 2 Investment Series Investment Company with Variable Capital (ICVC) (Company No. IC000221).

1.9.    “Person” shall mean and include any individual, corporation, partnership, limited liability company, trust, unincorporated organization, government or any department or agency thereof, or any entity similar to any of the foregoing.

1.10.    “Pike” shall mean Joseph D. Pike.

1.11.    “Qualified IPO” shall mean a firm commitment underwritten public offering of the Company’s common stock, or securities convertible into common stock, pursuant to an effective registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the listing or admission of the Company’s common stock to a national securities exchange, including, without limitation, the Alternative Investment Market or the Main Market of the London Stock Exchange, pursuant to a similar disclosure document filed under a similar statute in a jurisdiction outside the United States, which results in a pre-money valuation of the Company of not less than Five Hundred Twenty Million Dollars ($520,000,000) and aggregate cash proceeds to the Company of not less than One Hundred Fifty Million Dollars ($150,000,000).

1.12.    “Series C Preferred Stock” shall mean the Series C Preferred Stock in the Company.

1.13.    “Special Holders” shall mean Woodford and Invesco, collectively.

1.14.    “Stock” shall refer to (a) all shares of capital stock of the Company now owned or hereafter acquired by a Stockholder; and (b) all shares of stock issued or to be issued by the Company upon a stock split, stock dividend or combination thereof, the exercise of stock options (if any), warrants (if any), and/or any other securities of the Company convertible into Stock.

1.15.    “Transfer” means, with respect to any shares of Stock, a sale, conveyance, exchange, assignment, pledge, encumbrance, gift, bequest, hypothecation or other transfer or disposition by any other means, whether for value or no value and whether voluntary or involuntary (including, without limitation, by operation of law), or an agreement to do any of the following.

1.16.    “WEIF” CF Woodford Equity Income Fund, a sub fund of CF Woodford Investment Fund.

1.17.    “Woodford” Woodford Investment Management LLP, as agent for and on behalf of the Woodford Funds.

1.18.    “Woodford Funds” collectively WEIF and WPCT.

1.19.    “WPCT” Woodford Patient Capital Trust Plc.

2.    Restrictions on the Transfer of the Stock.

2.1.    Transfers Restricted.

(a)    Except as otherwise expressly provided in this Section 2 (and subject to compliance with Sections 3, 4 and 5), each Stockholder may, directly or indirectly, freely Transfer all of the Stock of such Stockholder, subject to compliance with all applicable securities laws. Any Transfer that does not comply with the terms of this Agreement, is void and transfers no right, title or interest in or to such Stock, or any of them to the purported transferee, buyer, assignee, pledgee or encumbrance holder and the Company shall not be obligated to treat the purported transferee, buyer, assignee, pledgee or encumbrance holder as a stockholder of the Company.

(b)    No Transfer of any Stock shall be effective until such date as all applicable requirements of this Section 2 have been satisfied and, if any consent, approval or waiver is required by the Company, the receipt thereof has been confirmed in writing by the Company.

(c)    Prior to the Transfer of any Stock, the transferee of such Stock shall sign a counterpart signature page to this Agreement and thereby agree to be bound by the terms and conditions hereof.

(d)    Upon compliance with the requirements of this Section 2, the Stock Transferred by a Stockholder in accordance with this Section 2 shall be registered on the books of the Company.

(e)    Notwithstanding the foregoing, the Stockholders hereby agree not to Transfer all or any portion of such Stockholder’s Stock in the Company to a direct competitor of the Company without the prior written consent of the Board.

2.2.    Stock Legend. Each certificate representing the Stock shall have conspicuously endorsed on its face or reverse side the following statement:

“The ownership, sale, transfer, assignment or hypothecation of the Stock represented by this certificate is restricted by the provisions of that certain Stockholder Agreement by

and among the Company and its stockholders dated [            ], 2015, a copy of which may be inspected at the principal office of the Company upon written request to the Secretary of the Company, and all the provisions of which are incorporated by reference in this certificate. Any sale or other transfer of the Stock in violation of such agreement shall be void.”

“The shares of Stock represented hereby have not been registered under the Securities Act of 1933, as amended, and may not be sold, pledged, or otherwise transferred without an effective registration thereof under such act or an opinion of counsel, satisfactory to the Company and its counsel, that such registration is not required.”

2.3.    Permitted Transfers for the Special Holders. For the avoidance of doubt, and without limiting the effect of the foregoing, each Special Holder may Transfer any Stock held by it to:

(a)    any member of its Investor Group;

(b)    any body corporate or other entity controlled by such Special Holder or any member of its Investor Group or any investment manager or adviser of such Special Holder or any member or which immediately following the transfer of Stock concerned will be such a body corporate;

(c)    any investment fund, trust, partnership or mandate controlled, managed, advised (in an investment adviser capacity) or promoted by (i) such Special Holder or (ii) any member of its Investor Group or (iii) any investment manager or advisor of such Special Holder and/or any such group member;

(d)    any trustee, manager, beneficiary, shareholder, partner, investor, unitholder or other participant in or of such Special Holder or any investment fund, trust, partnership or mandate referred to in paragraph (c) above;

(e)    any directors or employees of such Special Holder or any of its Investor Group or any trust, carried interest or similar partnership in which they or any of them participate; or

(f)    a nominee or custodian for any of the above.

3.    Tag-Along Rights.

3.1.    If any Founder, directly or indirectly, at any time or from time to time wishes to Transfer (in a single transaction or series of transactions) any Stock, then such Founder (a “Tag-Along Selling Person”) shall notify the Special Holders (in such context, a “Tag-Along Stockholder”) in writing (the “Tag-Along Notice”) of such proposed Transfer and its terms and conditions (including the identity of the buyer (the “Tag-Along Buyer”) and the total shares of Stock to be Transferred by the Tag-Along Selling Person subject to the Tag-Along Right (as defined below).

3.2.    Within thirty (30) days of receipt of a Tag-Along Notice, each Tag-Along Stockholder shall notify the Tag-Along Selling Person if it elects to participate in such Transfer (“Tag-Along Right”) and shall state the shares of Stock that the Tag-Along Stockholder elects to Transfer. Each Tag-Along Stockholder shall have the right to Transfer Stock held by such Tag-Along Stockholder determined by multiplying (a) the total shares of Stock held by such Tag-Along Stockholder by (b) a fraction, the numerator of which is the total shares of Stock then proposed to be Transferred directly or indirectly by the Tag-Along Selling Person(s) and the denominator of which is the total shares of Stock then held by the Tag-Along Stockholder and the Tag-Along Selling Person, directly or indirectly.

(a)    No Tag-Along Selling Person shall complete or permit the Transfer of Stock proposed to be Transferred by the Tag-Along Selling Person unless the Tag-Along Buyer contemporaneously purchases the shares of Stock the Tag-Along Stockholder has elected to sell in accordance with Section 3.2.

(b)    If any Person transfers any shares of Stock in contravention of the Tag-Along Right set forth in this Section 3.2, or if the Tag-Along Buyer is unwilling to purchase the full number of shares of Stock proposed to be sold by a Tag-Along Stockholder, as required hereunder (collectively, a “Prohibited Transfer”), such Stockholder may, by delivery of written notice to the Tag-Along Selling Person (a “Put Notice”) within ten (10) days after the date on which all other Members become aware of the Prohibited Transfer, require the Tag-Along Selling Person to purchase from all other Stockholders for cash or such other consideration as the Tag-Along Selling Person received in the Prohibited Transfer that number of shares of Stock held by all other Stockholders having a purchase price equal to the aggregate purchase price that all other Stockholders would have received in the closing of such Prohibited Transfer if all other Stockholders have exercised his, her or its Tag Along Right with respect thereto. The closing of such sale between all other Stockholders and the Tag-Along Selling Person shall occur within seven (7) days after the date of receipt of the Put Notice by the Tag-Along Selling Person.

3.3.    Upon electing to participate, each Tag-Along Stockholder shall be obligated to Transfer, at the same price and on the same terms as the Tag-Along Selling Person, the portion of its Stock determined in accordance with Section 3.2; provided, however, that the sale of the Stock contained in the Tag-Along Notice is completed within ninety (90) days of delivery of the latest notice by a Tag-Along Stockholder evidencing such Stockholder’s election to exercise its Tag-Along Right. Each participating Tag-Along Stockholder shall enter into a purchase agreement substantially in the same form as the Tag-Along Selling Person pursuant to which the Tag-Along Stockholder shall be required only to make customary representations as to its ownership of its Stock to be purchased and the absence of liens or encumbrances thereon. If the sale is not consummated within such ninety (90) day period, then each Tag-Along Stockholder shall no longer be obligated but shall continue to have the right to sell its Stock pursuant to such Tag-Along Right and shall have the rights under, and remain subject to, the provisions of this Section 3 with respect to any subsequent proposed transfer described in this Section 3.2. If any sale by the Tag-Along Selling Person is not consummated within such ninety (90) day period, then the restrictions provided for herein shall again become effective, and no transfer of Stock may be made thereafter by the Tag-Along Selling Person without first complying with this Section 3.2.

4.    Drag-Along Right.

4.1.    Definitions. A “Sale of the Company” shall mean either: (a) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from Stockholders shares representing more than fifty percent (50%) of the outstanding voting power of the Company (a “Stock Sale”); or (b) a transaction that qualifies as a “Liquidation Transaction” as defined in the Restated Certificate.

4.2.    Actions to be Taken. In the event that (i) the holders of more than 50% of the shares of Common Stock then issued or issuable upon conversion of the shares of Preferred Stock (as defined in the Restated Certificate), excluding shares of Stock held by the Special Holders and (ii) the Special Holders (collectively, the “Electing Holders”) approve a Sale of the Company, then each Stockholder and the Company hereby agree:

(a)    if such transaction requires Stockholder approval, with respect to all shares that such Stockholder owns or over which such Stockholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all such shares in favor of, and adopt, such Sale of the Company (together with any related amendment to the Restated Certificate required in order to implement such Sale of the Company) and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company;

(b)    if such transaction is a Stock Sale, to sell the same proportion of shares of capital stock of the Company beneficially held by such Stockholder as is being sold by the Electing Holders to the Person to whom the Electing Holders propose to sell their shares, and, except as permitted in Section 4.3 below, on the same terms and conditions as the Electing Holders;

(c)    to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the Electing Holders in order to carry out the terms and provision of this Section 4, including, without limitation, executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances), and any similar or related documents;

(d)    not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any shares of the Company owned by such party or Affiliate in a voting trust or subject any shares to any arrangement or agreement with respect to the voting of such shares, unless specifically requested to do so by the acquiror in connection with the Sale of the Company;

(e)    to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company;

(f)    if the consideration to be paid in exchange for the shares pursuant to this Section 4 includes any securities and due receipt thereof by any Stockholder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (y) the provision to any Stockholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Stockholder in lieu thereof, against surrender of the shares which would have otherwise been sold by such Stockholder, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Stockholder would otherwise receive as of the date of the issuance of such securities in exchange for the shares; and

(g)    in the event that the Electing Holders, in connection with such Sale of the Company, appoint a stockholder representative (the “Stockholder Representative”) with respect to matters affecting the Stockholders under the applicable definitive transaction agreements following consummation of such Sale of the Company, (x) to consent to (i) the appointment of such Stockholder Representative, (ii) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations, and (iii) the payment of such Stockholder’s pro rata portion (from the applicable escrow or expense fund or otherwise) of any and all reasonable fees and expenses to such Stockholder Representative in connection with such Stockholder Representative’s services and duties in connection with such Sale of the Company and its related service as the representative of the Stockholders, and (y) not to assert any claim or commence any suit against the Stockholder Representative or any other Stockholder with respect to any action or inaction taken or failed to be taken by the Stockholder Representative in connection with its service as the Stockholder Representative, absent fraud or willful misconduct.

4.3.    Exceptions. Notwithstanding the foregoing, a Stockholder will not be required to comply with Section 4.2 above in connection with any proposed Sale of the Company (the “Proposed Sale”), unless:

(a)    any representations and warranties to be made by such Stockholder in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such shares, including, but not limited to, representations and warranties that (i) the Stockholder holds all right, title and interest in and to the shares such Stockholder purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the Stockholder in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the Stockholder have been duly executed by the Stockholder and delivered to the acquirer and are enforceable against the Stockholder in accordance with their respective terms; and (iv) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Stockholder’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency;

(b)    the Stockholder shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Proposed Sale, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any Stockholder of any of identical representations, warranties and covenants provided by all Stockholders);

(c)    the liability for indemnification, if any, of such Stockholder in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company or its Stockholders in connection with such Proposed Sale, is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any Stockholder of any of identical representations, warranties and covenants provided by all Stockholders), and is pro rata in proportion to, and does not exceed, the amount of consideration paid to such Stockholder in connection with such Proposed Sale;

(d)    liability shall be limited to such Stockholder’s applicable share (determined based on the respective proceeds payable to each Stockholder in connection with such Proposed Sale in accordance with the provisions of the Restated Certificate) of a negotiated aggregate indemnification amount that applies equally to all Stockholders but that in no event exceeds the amount of consideration otherwise payable to such Stockholder in connection with such Proposed Sale, except with respect to claims related to fraud by such Stockholder, the liability for which need not be limited as to such Stockholder;

(e)    upon the consummation of the Proposed Sale (i) each holder of each class or series of Stock will receive the same form of consideration for their shares of such class or series as is received by other holders in respect of their shares of such same class or series of Stock, (ii) each holder of a series of Preferred Stock will receive the same amount of consideration per share of such series of Preferred Stock as is received by other holders in respect of their shares of such same series, (iii) each holder of Common Stock will receive the same amount of consideration per share of Common Stock as is received by other holders in respect of their shares of Common Stock, and (iv) the aggregate consideration receivable by all holders of the Preferred Stock and Common Stock shall be allocated among the holders of Preferred Stock and Common Stock on the basis of the relative liquidation preferences to which the holders of each respective series of Preferred Stock and the holders of Common Stock are entitled in a Liquidation Transaction (assuming for this purpose that the Proposed Sale is a

Liquidation Transaction) in accordance with the Company’s Certificate of Incorporation in effect immediately prior to the Proposed Sale; and

(f)    subject to clause (e) above, requiring the same form of consideration to be available to the holders of any single class or series of Stock, if any holders of any Stock of the Company are given an option as to the form and amount of consideration to be received as a result of the Proposed Sale, all holders of such Stock will be given the same option; provided, however, that nothing in this Section 4.3(f) shall entitle any holder to receive any form of consideration that such holder would be ineligible to receive as a result of such holder’s failure to satisfy any condition, requirement or limitation that is generally applicable to the Stockholders.

5.    Pre-Emptive Rights.

5.1.    Subject to the terms and conditions of this Section 5 and applicable securities laws, if the Company proposes to offer or sell any new Stock (other than with respect to issuances described in Section 5.6, below) (the “New Securities”), the Company shall first offer such New Securities to each of the Founders and the Special Holders (each, a “Pre-Emptive Stockholder”). Each Pre-Emptive Stockholder shall be entitled to apportion the right of first offer hereby granted to it among its Affiliates in such proportions as it deems appropriate.

5.2.    The Company shall give notice (the “Offer Notice”) to each Pre-Emptive Stockholder, stating (a) its bona fide intention to offer New Securities, (b) the number of New Securities to be offered, and (c) the price and terms, if any, upon which it proposes to offer such New Securities.

5.3.    By notification to the Company within thirty (30) days after the Offer Notice is given, each Pre-Emptive Stockholder may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to such Pre-Emptive Stockholder’s Pro Rata Portion of such New Securities. For purposes hereof, a Pre-Emptive Stockholder’s “Pro Rata Portion” is equal to the percentage obtained by dividing (i) the number of shares of Stock then held by such Pre-Emptive Stockholder, by (ii) the number of shares of Stock of the Company then outstanding.

5.4.    At the expiration of the thirty (30) day period referenced in Section 5.3, the Company shall promptly notify each Pre-Emptive Stockholder that elects to purchase or acquire all the New Securities available to it (each, a “Fully Exercising Stockholder”) of any other Pre-Emptive Stockholder’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Stockholder may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares of New Securities specified above, up to such Fully Exercising Stockholders Overallotment Pro Rata Portion of the New Securities for which Pre-Emptive Stockholders were entitled to subscribe but that were not subscribed for by the Pre-Emptive Stockholders. For purposes hereof, a Fully Exercising Stockholder’s “Overallotment Pro Rata Portion” is equal to the percentage obtained by dividing (i) the number of shares of Stock then held by such Fully Exercising Stockholder, by (ii) the number of shares of Stock then held by all Fully Exercising Stockholders who wish to purchase such unsubscribed shares of Stock. The closing of any sale pursuant to Sections 5.3 and 5.4 shall occur within sixty (60) days of the date that the Offer Notice is given.

5.5.    If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Sections 5.3 and 5.4, the Company may, during the ninety (90) day period following the expiration of the periods provided in Sections 5.3 and 5.4, offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons, at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Pre-Emptive Stockholders in accordance with this Section 5.

5.6.    The provisions of Section 5, above, shall not apply to the securities excluded from the definition of “Additional Stock,” as set forth in Section 4(d)(i)(B) of Article IV(B) of the Restated Certificate.

6.    Financial and Other Information.

6.1.    Company Books and Records. The Company shall at all times prepare and maintain at its principal office, or its designated finances office, accurate and complete accounting and other financial books and records of the Company.

6.2.    Financial Information Rights. The Company shall deliver to the Founders and the Special Holders, provided that the Board has not reasonably determined that such Person is a competitor of the Company:

(a)    As soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, the Company’s audited (i) balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and (iii) statement of Stockholders’ equity as of the end of such year, all prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except that such financial statements may (i) be subject to normal year-end audit adjustments, and (ii) not contain all notes thereto that may be required in accordance with GAAP); and

(b)    As soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, the Company’s unaudited statements of income and of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments, and (ii) not contain all notes thereto that may be required in accordance with GAAP).

6.3.    Inspection; Access to Records. The Company shall permit each Stockholder and any of their authorized representatives at the expense of such Stockholder, to visit and inspect the properties of the Company, including its corporate books and records, and to discuss the Company’s business and finances with officers of the Company, in each case for any purpose reasonably related to such Stockholder’s interest in the Company, during normal business hours following reasonable notice and as often as may be reasonably requested; provided that any such access provided pursuant to this Section 6.3 shall not unduly interfere with the operations of conduct of the business of the Company. The Company shall supply all such other information as such Stockholder may reasonably request for the purpose of enabling such Stockholder to comply with any reporting or compliance requirements imposed by any statute, rule, regulation or otherwise by any governmental agency or authority.

6.4.    Board Information Rights. The Company shall give the Founders and Special Holders (i) copies of all information and materials that are distributed to the Board in connection with each meeting of the Board at the same time or promptly following such time as given to the Board, and (ii) promptly following each meeting of the Board, copies of the minutes of such meeting.

7.    Voting Provisions Regarding Board of Directors.

7.1.    Board of Directors. The Company shall be governed by a Board of Directors (the “Board”) consisting of up to nine (9) members. Except as specifically provided otherwise hereunder, the Board, acting as a group, shall have full, complete and exclusive authority, power and discretion to manage and control the business, property and affairs of the Company in such a manner as they deem necessary or appropriate and to make all decisions regarding those matters.

7.2.    Size of the Board. Each Stockholder agrees to vote, or cause to be voted, all Stock owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board shall be set and remain at seven (7) directors, subject to the Special Holders’ rights as set forth in Section 7.3(c) and 7.3(d) below.

7.3.    Board Composition. Each Stockholder agrees to vote, or cause to be voted, all Stock owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, the following persons shall be elected to the Board:

(a)    Four (4) persons designated by Joseph D. Pike (the “Initial Directors”) who shall initially be: (i) Thomas F. Darden, II; (ii) Saundra Pelletier; and (iii) Colin Rutherford, with the one other seat initially being vacant.

(b)    Subject to the provisions of Section 7.4 hereof, three (3) persons designated by a majority in interest of the Stockholders (each, an “Independent Nominee”) who shall initially be: (i) Simon Best; (ii) Natalie Douglas; and (iii) Thomas Lynch. Thomas Lynch shall serve as the Chairman of the Board.

(c)    Woodford shall have the right to increase the size of the Board to by one (1) director and designate one (1) person (the “Woodford Nominee”) to fill the vacancy created by such increase to the size of the Board. For so long as Woodford has designated a Woodford Nominee pursuant to this Section 7.3(c), and for the purposes of determining whether a quorum of the Board has been met for any meeting of the Board, a quorum shall include the Woodford Nominee.

(d)    Invesco shall have the right to increase the size of the Board to by one (1) director and designate one (1) person (the “Invesco Nominee”) to fill the vacancy created by such increase to the size of the Board. For so long as Invesco has designated an Invesco Nominee pursuant to this Section 7.3(d), and for the purposes of determining whether a quorum of the Board has been met for any meeting of the Board, a quorum shall include the Invesco Nominee.

To the extent that any of clauses (a) through (d) above shall not be applicable, any member of the Board who would otherwise have been designated in accordance with the terms thereof shall instead be voted upon by all the stockholders of the Company entitled to vote thereon in accordance with, and pursuant to, the Company’s Amended and Restated Certificate of Incorporation (the “Restated Certificate”).

7.4.    Removal; Vacancies.

(a)    Each Stockholder agrees to vote all of his, her or its Stock for the removal of any director upon the request of the Persons entitled to nominate such director as set forth in this Section 7 and for the election to the Board of a substitute nominated by such parties in accordance with the provisions hereof and of the Restated Certificate. Each Stockholder further agrees to vote all of his, her or its Stock in such manner as shall be necessary or appropriate to: (i) ensure that any vacancy on the Board occurring for any reason shall be filled only in accordance with the provisions of this Section 7; and (ii) to remove any director not selected or approved in accordance with the provisions of this Agreement. Notwithstanding the foregoing, in connection with any vacancy caused by the removal or resignation of any Independent Nominee, a replacement Independent Nominee shall not be appointed or otherwise elected to fill such vacancy and such seat shall remain vacant.

(b)    All Stockholders agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of any party entitled to designate directors to call a special meeting of Stockholders for the purpose of electing directors. If the Stockholders of the Company are entitled to cumulative voting, if less than the entire Board is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect such director if then cumulatively voted at an election of the entire Board.

7.5.    No Liability for Election of Recommended Directors. No Stockholder, nor any Affiliate of any Stockholder, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any Stockholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

7.6.    Observer Rights. During the periods described in this Section 7.6, each of Woodford and Invesco shall, by giving notice to the Company, have a separate right to appoint a representative to attend each meeting of the Board as a non-voting observer (with respect to Woodford, the “Woodford Observer” and with respect to Invesco, the “Invesco Observer” each an “Observer”), whether such meeting is conducted in person or by teleconference. The Company shall give each Observer: (a) notice of each regular meeting of the Board at the same time as notice is given to the Board, which notice shall be given at least five days prior to each such meeting, (b) notice of each special or emergency meeting of the Board at the same time as notice is given to the Board, which notice shall be given as is reasonably necessary under the circumstances to enable each Observer to attend each special or emergency meeting of the Board, (c) all information and materials that are distributed to the directors of the Board in connection with each meeting of the Board at the same time as given to the Board, and (d) following each meeting of the Board and at the same time as given to the Board, copies of the minutes of such meeting. With respect to any Special Holder, the right to appoint an Observer, and the rights of such Observer described in this Section 7.6, shall exist so long as (i) such Special Holder retains ownership of at least 50% of the Stock that such Special Holder owns as of the date hereof and (ii) such Special Holder has not designated its respective nominee pursuant to Section 7.3(c) or 7.3(d), as applicable. Each Special Holder’s rights described in this Section 7.6 shall expire and have no force or effect upon the Transfer by such Special Holder of any shares of Stock.

7.7.    Voting Restrictions. Each share of Stock will entitle the holder to one vote; provided that if at any time WEIF owns, in the aggregate, Stock constituting more than Nineteen and One-Half Percent (19.5%) of the total voting share capital of the Corporation, then the Stock held by WEIF shall be limited, in the aggregate, to Nineteen and One-Half Percent (19.5%) of the total number of votes, such votes to be split equally on a fractional basis amongst such shares; provided further that for so long as WPCT is the holder of any Stock and any provision would result in WPCT being able to exercise more than 49% of the votes capable of being exercised at any particular meeting, then the number of votes attaching to all Stock held by WPCT shall, so long as this situation pertains, be restricted such that the votes conferred on WPCT in respect of all Stock held by it shall represent 49% of the votes capable of being exercised; provided further that if at any time Invesco owns, in the aggregate, Stock constituting more than Nineteen and One-Half Percent (19.5%) of the total voting share capital of the Corporation, then the Stock held by Invesco shall be limited, in the aggregate, to Nineteen and One-Half Percent

(19.5%) of the total number of votes, such votes to be split equally on a fractional basis amongst such shares.

8.    Restrictions on Company Actions. Without the prior written consent of each of the Special Holders, the Company agrees to not take any of the actions specified in Section 6 of Article IV(B) of the Restated Certificate.

9.    Termination. This Agreement, and all the rights and obligations set forth herein, shall terminate automatically, and without any further act required of any party hereto, on:

9.1.    The dissolution of the Company;

9.2.    At such time as only one Stockholder remains;

9.3.    Upon the closing of a Qualified IPO; or

9.4.    Upon a Change in Control.

10.    Additional Stockholders; Transferees. In the event that after the date of this Agreement, the Company issues shares of Stock to any third party, the Company shall, as a condition to such issuance, cause such recipient to execute a counterpart signature page hereto in the form attached hereto as Exhibit C as a Stockholder, and such person shall thereby be bound by, and subject to, all the terms and provisions of this Agreement applicable to a Stockholder. In addition, any successor or permitted transferee or assignee of any Stockholder who purchases shares of Stock in accordance with the terms hereof, shall deliver to the Company, as a condition to any transfer or assignment, a counterpart signature page hereto pursuant to which such successor or permitted transferee or assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in th.is Agreement that were applicable to the predecessor, transferor or assignor of such successor or permitted transferee or assignee.

11.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflict of laws that direct the application of the laws of another jurisdiction.

12.    Real Property Holding Corporation. The Company represents and warrants that neither it nor any of its subsidiaries is or has ever been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), at any time during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

13.    Lock-Up Agreements. In connection with its execution of this Agreement, the Company shall deliver to Invesco and WIM a lock-up agreement executed by each of Saundra Pelletier, John Fair, Jay File, Joseph D. Pike and Thomas F. Darden II, substantially in the form attached hereto as Exhibit D.

14.    Miscellaneous.

14.1.    Joinder. In the event any person becomes an owner, directly or indirectly, of any shares of Stock, then the Company shall use its reasonable best efforts to cause such person to sign a counterpart signature page to this Agreement in the form set forth on Exhibit C and become bound by the terms of this Agreement.

14.2.    Spousal Consent. As applicable, the spouse of each individual Stockholder shall execute a Spousal Consent, substantially in the form attached hereto as Exhibit B and incorporated herein by this reference, agreeing to be bound by the terms and conditions of this Agreement. Stock of the Company shall be deemed to be owned exclusively by the owner of record, and any transfer by dissolution of marriage to a Stockholder’s spouse shall be subject to the provisions of this Agreement. In the event the spouse of a Stockholder shall predecease such Stockholder, all of the Stock then owned by such Stockholder’s spouse or a trust in which he or she is a trustee or a beneficiary, will be subject to the transfer restrictions provisions of this Agreement.

14.3.    Further Assurances. Each party hereto shall, from time to time at and after the date first set forth above, execute and deliver such instruments, documents and assurances and take such further actions as any other party may reasonably request to carry out the provisions of this Agreement.

14.4.    Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto or to their heirs, personal representatives, or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto or its/his/her heirs, personal representatives, or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative bas an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

14.5.    Amendment or Waiver. This Agreement may be amended or modified (or provision of this Agreement waived) only upon the written consent of (i) the Company, and (ii) Stockholders holding no less than fifty percent (50%) of the shares of Series C Preferred Stock subject to this Agreement; provided, however, that no amendment or modification to the rights granted to the Founders or Special Holders may be made without the written consent of the Founders or Special Holders, as applicable. Any amendment or waiver so effected shall be binding upon the Company, each of the parties hereto and any assignee of any such party.

14.6.    Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

14.7.    Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors and administrators and other legal representatives.

14.8.    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one instrument. This Agreement may be executed via facsimile or pdf with the same validity as if it were an ink-signed document.

14.9.    Waiver. No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

14.10.    Attorneys’ Fees. In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

14.11.    Notices. All notices required in connection with this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written notification of receipt. All communications shall be sent to the holder appearing on the books of the Company or at such address as such party may designate by ten (10) days advance written notice to the other parties hereto.

14.12.    Legal Counsel. K&L Gates LLP has served as counsel to the Company in the preparation of this Agreement, which includes the terms as agreed by the parties. Each of the undersigned Stockholders has either been advised by legal counsel of its/his/her own choosing as to the effect of this Agreement or has freely chosen not to seek such advice.

14.13.    Woodford as Agent.    Each of the parties hereto acknowledge and agree that: (i) Woodford is acting at all times as agent for and on behalf of the Woodford Funds; and (ii) Woodford has no liability as principal in respect of the Woodford Funds’ obligations under this Agreement. As a result of the forgoing, references to “Stockholder” under this Agreement shall not include Woodford.

14.14.    Invesco as Agent.    Each of the parties hereto acknowledge and agree that: (i) Invesco is acting at all times as agent for and on behalf of the Invesco Funds; and (ii) Invesco has no liability as principal in respect of the Invesco Funds’ obligations under this Agreement. As a result of the forgoing, references to “Stockholder” under this Agreement shall not include Invesco.

14.15.    Entire Agreement. This Agreement and the Exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this STOCKHOLDER AGREEMENT shall be deemed effective as of the date first above written.

COMPANY:

EVOFEM HOLDINGS, INC., a Delaware corporation

By:	/s/ Saundra Pelletier
Saundra Pelletier, Chief Executive Officer

STOCKHOLDER AGREEMENT SIGNATURE PAGE

IN WITNESS WHEREOF, this STOCKHOLDER AGREEMENT shall be deemed effective as of the date first above written.

Woodford Investment Management LLP, as agent for and on behalf of CF Woodford Equity Income Fund, a sub fund of CF Woodford Investment Fund

By:	/s/ illegible
Name:
Title:

Woodford Investment Management LLP, as agent for and on behalf of Woodford Patient Capital Trust Plc

By:	/s/ illegible
Name:
Title:

Invesco Asset Management Limited, as agent for and on behalf of the Invesco Perpetual High Income Fund, a sub fund of the Invesco Perpetual UK Investment Series Investment Company with Variable Capital (ICVC) (Company No. IC000231), and the Invesco Perpetual Income Fund, a sub fund of the Invesco Perpetual UK 2 Investment Series Investment Company with Variable Capital (ICVC) (Company No. IC000221)

By:	/s/ Graeme Proudfoot
Name:	Graeme Proudfoot
Title:	Managing Director - EMEA

STOCKHOLDER AGREEMENT SIGNATURE PAGE

IN WITNESS WHEREOF, this STOCKHOLDER AGREEMENT shall be deemed effective as of the date first above written.

Brickhaven II, L.L.C.

By:	/s/ Thomas F. Darden, II
Name:	Thomas F. Darden, II
Title:	Managing Member

The Joseph D. Pike Family Trust

By:	/s/ Joseph D. Pike
Name:	Joseph D. Pike
Title:	Trustee

Joseph D. Pike and Chan P. Pike, as Trustees of the Pike Legacy Trust I dated March 14, 2012

By:	/s/ Joseph D. Pike
Name:	Joseph D. Pike
Title:	Trustee

Joseph D. Pike and Chan P. Pike, as Trustees of the Pike Legacy Trust II dated March 14, 2012

By:	/s/ Joseph D. Pike
Name:	Joseph D. Pike
Title:	Trustee

Joseph D. Pike and Chan P. Pike, as Trustees of the Pike Legacy Trust III dated March 14, 2012

By:	/s/ Joseph D. Pike
Name:	Joseph D. Pike
Title:	Trustee

EXHIBIT A

LIST OF STOCKHOLDERS

Name	Number of Shares
1. CF Woodford Equity Income Fund	1,007,557 Series C Preferred Stock 20,298,778 Common Stock

2. Woodford Patient Capital Trust Plc	1,511,335 Series C Preferred Stock

3. Brickhaven II, L.L.C.	707,557 Series C Preferred Stock 8,179,897 Common Stock

4. The Joseph D. Pike Family Trust	1,239,295 Series C Preferred Stock 14,062,263 Common Stock

5. Joseph D. Pike and Chan P. Pike, as Trustees of the Pike Legacy Trust I dated March 14, 2012	190,680 Series C Preferred Stock 2,164,270 Common Stock

6. Joseph D. Pike and Chan P. Pike, as Trustees of the Pike Legacy Trust II dated March 14, 2012	190,680 Series C Preferred Stock 2,164,270 Common Stock

7. Joseph D. Pike and Chan P. Pike, as Trustees of the Pike Legacy Trust III dated March 14, 2012	190,680 Series C Preferred Stock 2,164,270 Common Stock

8. Invesco Perpetual High Income Fund	6,881,299 Series A Preferred Stock 7,526,461 Series B Preferred Stock 4,667,426 Series C-1 Preferred Stock 13,839,099 Common Stock

9. Invesco Perpetual Income Fund	4,987,144 Series A Preferred Stock 5,454,717 Series B Preferred Stock 3,382,664 Series C-1 Preferred Stock 10,029,729 Common Stock

EXHIBIT B

SPOUSAL CONSENT

I,                     , spouse of                     , do hereby certify, acknowledge, and agree as follows:

That I have read and approve of each of the provisions set forth in the Stockholder Agreement to which this Consent of Spouse is attached (the “Agreement”).

I accept and agree to be bound by the Agreement in all respects and in connection with any interest I may have in Evofem Holdings, Inc. (the “Company”), whether that interest may be community property or quasi-community property under any Applicable Laws relating to marital property in effect in the state of our residence as of the date of signing of the Agreement and this Consent of Spouse.

I hereby appoint my spouse as my attorney-in-fact with respect to the exercise of any and all rights, including, without limitation, voting rights, that my spouse and I may have as husband and wife as community property under the Agreement.

I hereby ratify and consent to any documents, including, without limitation, any and all amendments to the Agreement, that have or will be consented to or executed by my spouse, as attorney-in-fact for my spouse and I as husband and wife, with respect to our interest in the Company.

Dated:              , 201

[Signature of Spouse]

[Printed Name of Spouse]

EXHIBIT C

JOINDER AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is executed on                     , by the undersigned (the “Holder”) pursuant to the terms of the Stockholder Agreement, dated [            ], 2015 (the “Agreement”), by and among Evofem Holdings, Inc., a Delaware corporation (the “Company”) and certain of its Stockholders, as such Agreement may be amended or amended and restated hereafter. Capitalized terms used but not defined in this Joinder Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Joinder Agreement, the Holder agrees as follow.

1.1    Acknowledgement. Holder acknowledges that Holder is acquiring certain shares of Stock.

1.2    Agreement. Holder hereby (a) agrees that the Stock shall be bound by and subject to the terms of the Agreement, including for the avoidance of doubt Sections 3 and 4 of the Agreement, and (b) adopts the Agreement with the same force and effect as if Holder were originally a party thereto.

1.3    Notice. Any notice required or permitted by the Agreement shall be given to Holder at the address or facsimile number listed below Holder’s signature hereto.

ACCEPTED AND AGREED:

HOLDER	EVOFEM HOLDINGS, INC.

By:	By:
Name:	Name:
Title:	Title:

Address:

EXHIBIT D

LOCK-UP AGREEMENT

[see attached]

Form of Lock-Up Agreement

            , 2015

As an inducement to Woodford Investment Management LLP (“Woodford”) and Invesco Asset Management Limited (“Invesco”) to execute the Evofem Holdings, Inc. Stockholder Agreement, dated [            ], 2015, by and among Evofem Holdings, Inc. (the “Company”) and the holders of the Company’s outstanding capital stock listed on Exhibit A thereto (the “Stockholder Agreement”), the undersigned hereby agrees that without, in each case, the prior written consent of each of Woodford and Invesco, during the period specified in the second succeeding paragraph (the “Lock-Up Period”), the undersigned will not: offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any equity security or membership interest in, or any security convertible into any equity security or membership interest in, the Company (collectively, the “Lock-Up Securities”).

The undersigned agrees that the foregoing restrictions preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Lock-Up Securities even if the Lock-Up Securities would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Lock-Up Securities or with respect to any security that includes, relates to, or derives any significant part of its value from the Lock-Up Securities.

The Lock-Up Period will commence on the date of this Lock-Up Agreement and will terminate upon the earlier of (i) the closing of a Qualified IPO (as defined in the Company’s Amended and Restated Certificate of Incorporation) or (ii) the date that is two (2) years after the date of the Stockholder Agreement.

Notwithstanding the foregoing, the undersigned may transfer any of the Lock-Up Securities (i) as a bona fide gift or gifts or charitable contribution(s), (ii) to an immediate family member of the undersigned or any trust or family limited liability company for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, (iii) if the undersigned is a corporation, partnership, limited liability company, investment fund, trust or other business entity (1) to another corporation, partnership, limited liability company, investment fund, trust or other business entity that is a direct or indirect Affiliate (as defined in the Stockholder Agreement) of the undersigned or (2) in connection with distributions of shares of Common Stock or any security convertible into or exercisable for Common Stock to limited partners, limited liability company members or stockholders of the undersigned, (iv) if the undersigned is a trust, to the beneficiary of such trust or (v) by testate succession or intestate succession. For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage, domestic partnership or adoption not more remote than first cousin.

In addition, the foregoing restrictions shall not apply to:

(i)    the exercise (including by means of a “net” or “cashless” exercise) of stock options granted pursuant to the Company’s equity incentive plans or warrants;

(ii)    the transfer upon a termination of employment of any of the Lock-Up Securities in connection with the repurchase of any of the Lock-Up Securities issued pursuant to an employee benefit plan or pursuant to the agreements pursuant to which such shares were issued;

(iii)    the conversion of the outstanding shares of preferred stock into shares of Common Stock, provided it shall apply to any Lock-Up Securities received upon such conversion; or

(iv)    the transfer of any of the Lock-Up Securities by operation of law to a spouse, former spouse, domestic partner, former domestic partner, child or other dependent pursuant to a qualified domestic order or in connection with a divorce settlement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

This Lock-Up Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

Very truly yours,

Printed Name of Holder

By: